================================================================================

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     BUILDING MATERIALS HOLDING CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

================================================================================

                                     [LOGO]

                                     BMHC(R)
                               BUILDING MATERIALS
                              HOLDING CORPORATION

                       FOUR EMBARCADERO CENTER, SUITE 3250
                             SAN FRANCISCO, CA 94111

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 30, 2002


DEAR SHAREHOLDER:

     YOU ARE INVITED TO ATTEND BUILDING MATERIALS HOLDING CORPORATION'S 2002 ANNUAL MEETING OF SHAREHOLDERS ("ANNUAL MEETING"), WHICH WILL BE HELD AT THE RITZ-CARLTON HOTEL, 600 STOCKTON IN SAN FRANCISCO, CALIFORNIA ON TUESDAY, APRIL 30, 2002, AT 8:00 A.M. PACIFIC DAYLIGHT TIME FOR THE FOLLOWING PURPOSES:

     1. ELECT DIRECTORS TO SERVE FOR THE 2002 FISCAL YEAR AND UNTIL THEIR SUCCESSORS ARE ELECTED. (SEE "PROPOSAL 1 -- ELECTION OF BOARD OF DIRECTORS.")

     2. TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING.

     OUR BOARD OF DIRECTORS HAS ESTABLISHED THE CLOSE OF BUSINESS ON THURSDAY, MARCH 14, 2002, AS THE RECORD DATE FOR DETERMINING THE SHAREHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING.

     WE HOPE YOU WILL BE ABLE TO ATTEND. BUT IF YOU ARE UNABLE TO ATTEND, WE NEED YOUR VOTE. VOTING BY PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT IT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING.

     IF YOU PLAN ON VOTING AT THE ANNUAL MEETING AND YOUR SHARES ARE HELD BY A BROKER, BANK, OR OTHER PERSON, YOU MUST BRING TWO ADDITIONAL ITEMS TO THE ANNUAL
MEETING: (I) A LETTER FROM THAT ENTITY WHICH CONFIRMS YOUR BENEFICIAL OWNERSHIP OF SHARES, AND (II) A PROXY ISSUED IN YOUR NAME.

     YOUR VOTE IS IMPORTANT TO US REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE OR YOU MAY VOTE YOUR PROXY BY TELEPHONE OR THE INTERNET. AS A SHAREHOLDER YOU HAVE A UNIQUE CONTROL NUMBER PRINTED ON YOUR PROXY CARD ALONG WITH INSTRUCTIONS TO ASSIST YOU IN VOTING BY TELEPHONE OR ON THE INTERNET. IF YOU CHOOSE EITHER TELEPHONE OR INTERNET VOTING, YOU MAY VOTE AS MANY TIMES AS YOU WISH AND YOUR LATEST VOTE WILL BE THE VOTE COUNTED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY ALSO VOTE IN PERSON OR BY YOUR PROXY.

     IN AN EFFORT TO REDUCE COSTS, BMHC WILL DELIVER A SINGLE PROXY STATEMENT WITH RESPECT TO TWO OR MORE SECURITY HOLDERS SHARING THE SAME ADDRESS. SEE PAGE 23 FOR INSTRUCTIONS ON OBTAINING ADDITIONAL COPIES.

     IF YOU HAVE ANY QUESTIONS, PLEASE DO NOT HESITATE TO CONTACT US.



                                       /s/ PAUL S. STREET

                                       PAUL S. STREET
                                       SENIOR VICE PRESIDENT,
                                       CHIEF ADMINISTRATIVE OFFICER,
                                       GENERAL COUNSEL AND CORPORATE SECRETARY

SAN FRANCISCO, CALIFORNIA
APRIL 1, 2002

                     BUILDING MATERIALS HOLDING CORPORATION
                       FOUR EMBARCADERO CENTER, SUITE 3250
                             SAN FRANCISCO, CA 94111

                                 PROXY STATEMENT

                                TABLE OF CONTENTS

INTRODUCTION ....................................................     3
INFORMATION CONCERNING VOTING ...................................     3
o    General Information ........................................     3
o    Date, Time and Place of Annual Meeting .....................     3
o    Record Date; Shares Entitled to Vote .......................     3
o    Market for BMHC's Common Stock .............................     3
o    Quorum; Required Vote ......................................     3
o    Revocability of Proxies ....................................     4
o    Solicitation ...............................................     4
PROPOSAL 1 ......................................................     5
o    Election of Board of Directors..............................     5
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS................     7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS..................     8
EXECUTIVE COMPENSATION AND OTHER INFORMATION.....................    10
o    Summary of Cash and Certain Other Compensation .............    10
o    Stock Option Grants in the Last Fiscal Year ................    12
o    Aggregated Options/Exercises in Last Fiscal Year and
         FY End Option Values                                        14
o    Compensation of Directors ..................................    14
o    Severance and Change of Control Agreements .................    15
o    Compensation Committee Interlocks and Insider Participation.    15
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION ..........   16
REPORT OF THE AUDIT COMMITTEE ....................................   19
FEES PAID TO INDEPENDENT AUDITORS ................................   20
PERFORMANCE GRAPH ................................................   21
CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS .....................   22
SHAREHOLDER PROPOSALS ............................................   22
SHAREHOLDER NOMINATION OF DIRECTORS ..............................   23
OTHER MATTERS ....................................................   23

                                  INTRODUCTION

         Building Materials Holding Corporation ("BMHC" or the "Company"), is a Nasdaq-traded company headquartered in San Francisco, California. We are a leader in the residential construction services and building materials industry. The Company specializes in providing high quality products, as well as engineering, manufacturing and installation services to professional residential builders and contractors. BMHC operates through its subsidiaries BMC West Corporation and BMC Framing Inc., with 137 facilities organized into 61 business units in 13 Western and Southern states.

                          INFORMATION CONCERNING VOTING

GENERAL INFORMATION

         We have sent you the enclosed proxy because BMHC's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement is designed to provide you with information to assist you in voting your shares. It summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission. The purpose of the Annual Meeting is for the holders of BMHC's common stock to consider and vote on the following proposals:

     1. Elect directors to serve for the 2002 fiscal year and until their successors are elected.

     2. Transact such other business as may properly come before the meeting or any adjournment of the meeting.

DATE, TIME AND PLACE OF ANNUAL MEETING

         The Annual Meeting will be held on Tuesday, April 30, 2002, at 8:00 a.m. Pacific Daylight Time, at The Ritz-Carlton Hotel, 600 Stockton, San Francisco, California. BMHC intends to mail this Proxy Statement and accompanying proxy card on or about April 1, 2002, to all shareholders entitled to vote at the Annual Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

         BMHC's Board of Directors fixed the close of business on Thursday, March 14, 2002, as the record date (the "Record Date") for determining BMHC's shareholders entitled to vote at the Annual Meeting. Only the holders of record of BMHC's common stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 14, 2002, there were 13,009,320 shares of common stock outstanding.

MARKET FOR BMHC'S COMMON STOCK

         BMHC's common stock is listed for quotation on the Nasdaq Market System under the symbol "BMHC." On the Record Date, the fair market value of BMHC's common stock as reported by the Nasdaq Market System at the close of trading was $16.90.

QUORUM; REQUIRED VOTE

         On the Record Date, there were 13,009,320 shares of outstanding common stock of BMHC and approximately 3,084 holders of record. You are entitled to one vote for each share of common stock of BMHC that you hold as of the Record Date on each of the matters to be voted on at the Annual Meeting. You do not have cumulative voting rights. A quorum consisting of at least 6,504,661 shares is necessary to hold a valid meeting. If at least 6,504,661 shares of the total 13,009,320 shares entitled to vote at the Annual Meeting are cast, either in person or by proxy (card mailing, telephone or Internet), a quorum will exist.

         The inspectors of election appointed for the Annual Meeting will tabulate all votes relying on reports provided from the transfer agent. They will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker non-votes will be included in determining the number of shares present and voting at the Annual Meeting. Abstentions will count toward the quorum requirement, and they will have the same effect as negative votes. Broker non-votes will be counted toward a quorum, but will not be counted in determining whether a matter is approved.

REVOCABILITY OF PROXIES

         You may revoke your proxy at any time before it is voted. You may revoke your proxy by filing a written notice of revocation or a duly executed proxy with a later date with the Secretary of BMHC at its executive office located at Four Embarcadero Center, Suite 3250, San Francisco, CA 94111, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not, by itself, revoke your proxy.

SOLICITATION

         BMHC will pay the entire cost for solicitation of proxies. Copies of the solicitation materials will be sent to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of BMHC's common stock beneficially owned by others to forward to such beneficial owners. BMHC may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Directors, executive officers, or other regular BMHC employees may supplement the original solicitation of proxies. BMHC will not pay its directors, executive officers, or regular employees any additional compensation for this service.

                                   PROPOSAL 1

                         ELECTION OF BOARD OF DIRECTORS

         BMHC's Board of Directors has approved the action of the Compensation and Nominating Committee that nominated ten people to fill the ten Board positions authorized in BMHC's Bylaws. Each nominee will be elected to hold office until the next annual meeting of shareholders and until a successor is elected and has qualified, or until a director's earlier death, resignation, or removal.

If elected, each nominee has agreed to serve, and the Board has no reason to believe that any nominee will be unable to serve. If a nominee is unable to stand for election as a result of an unexpected occurrence, the Board may substitute a nominee and allocate the voted shares for another person of its choice. It is intended that the executed proxies be voted for the election of the ten nominees, unless the authority to do so is withheld. The ten nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as BMHC directors.

GEORGE E. MCCOWN -- Mr. McCown (66) is Chairman of BMHC's Board of Directors and has been a director since 1987. He was co-founder and has been a Managing General Partner of the MDC Management Companies, the general partner of McCown De Leeuw & Co., since 1984, and was instrumental in financing and executing the leveraged buy-out of the Company in 1987. Mr. McCown is a director of Aurora Foods, Inc., in addition to several privately held companies.

ROBERT E. MELLOR-- Mr. Mellor (58) is the President and Chief Executive Officer of BMHC, and has served as a director since 1991. Mr. Mellor was previously Of Counsel with the law firm of Gibson, Dunn & Crutcher LLP from 1990 through February 15, 1997. He also serves as a director of Coeur d'Alene Mines Corporation, The Ryland Group, Inc., and California Chamber of Commerce. He is on the board of councilors of Save-the-Redwoods League.

ALEC F. BECK -- Mr. Beck (45) has served as a director since 1996. He joined Stripling-Blake Lumber Company, Inc. ("SBLC"), an Austin, Texas building materials retailer, in 1974, and served as President from 1983 until 1995 when certain assets of SBLC were sold to the Company.

SARA L. BECKMAN -- Dr. Beckman (45) has been nominated for election to the board for the first time. Dr. Beckman is currently a member of the Operations and Information Technology Management faculty at the Haas School of Business at the University of California Berkeley. Dr. Beckman also serves as a director of several privately held companies.

H. JAMES BROWN -- Dr. Brown (61) has served as a director since 1991. He is currently the President and Chief Executive Officer for the Lincoln Institute of Land Policy. Dr. Brown was a professor at the Kennedy School of Government, Harvard University, from 1970 to 1996, and served as the director of the Joint Center for Housing Studies at Harvard University. He also serves as a director of American Residential Investment Trust.

WILBUR J. FIX -- Mr. Fix (74) has served as a director since 1991. He served as Chairman and Chief Executive Officer of The Bon Marche from 1980 until his retirement in February 1993. He is also a member of the advisory council for the Institute of Retail Studies for the College of the Desert in Palm Desert, California. He currently serves as a director of Vans, Inc., and several privately held companies.

DONALD S. HENDRICKSON -- Mr. Hendrickson (71) retired as President and Chief Executive Officer of BMC West Corporation in 1998. He has served as a director since 1987. Mr. Hendrickson currently serves on the Board of Trustees and Executive Committee of Albertson College of Idaho.

GUY O. MABRY -- Mr. Mabry (75) has served as a director since 1991. He previously served as Executive Vice President of Owens-Corning Fiberglas Corporation from 1986 until his retirement in 1990. Mr. Mabry was a Senior Vice President of Owens-Corning from 1980 to 1986.

PETER S. O'NEILL -- Mr. O'Neill (65) has served as a director since 1993. He is the founder of O'Neill Enterprises, LLC., a residential development and home building company, and is currently chairman of O'Neill Enterprises, LLC., and related companies. He currently serves on the Board of Trustees and Executive Committee of Albertson College of Idaho and The Nature Conservancy of Idaho. He is a member of the Urban Land Institute and is currently serving as a director of IdaCorp and Idaho Power Company.

RICHARD G. REITEN -- Mr. Reiten (62) is currently the Chairman and Chief Executive Officer and director of Northwest Natural Gas Co. He is also a director of U.S. Bancorp and Regence Group of Oregon. Mr. Reiten also serves on the boards of American Gas Association, United Way of Oregon, The Nature Conservancy of Oregon and the Portland Art Museum.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 1.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 2001, the Board of Directors met seven times. In addition to the full Board meetings, some directors also attended meetings of Board committees. The Board of Directors has an Audit Committee and a Compensation and Nominating Committee. Both committees are comprised entirely of independent directors.

         The Audit Committee is authorized by the Board of Directors to review and supervise the financial controls of BMHC. This includes selecting BMHC's independent public accountants, acting upon recommendations of the independent public accountants, reviewing BMHC's proposed budgets, and taking such further actions as the Committee deems necessary. The Audit Committee consists of Messrs. Fix, who is Chairman, Beck, Brown, and Hendrickson, and met three times during the fiscal year ended December 31, 2001.

         The Compensation and Nominating Committee is authorized by the Board of Directors to set salaries and incentive compensation, stock options and retirement plans for BMHC's executive officers and employees and to review and nominate persons to serve as directors of the Company. The Compensation and Nominating Committee consists of Messrs. O'Neill, who is Chairman, Mabry, and Reiten, and met three times during the fiscal year ended December 31, 2001.

         During the fiscal year ended December 31, 2001, all of the directors attended at least 75% of all of the meetings of the Board of Directors and those committees on which they served during the fiscal year.

         For information regarding compensation received by a director, see "Executive Compensation and Other Information-Compensation of Directors" and "Certain Relationships and Other Transactions."

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         This table details the amount of BMHC's common stock owned as of March 14, 2002, by each person who is known by BMHC to beneficially own more than 5% of BMHC's common stock. The table also shows information concerning beneficial ownership by all directors, each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

                           BENEFICIAL OWNERSHIP TABLE

                                                                                 Beneficial Ownership(1)
                                                                            --------------------------------
                                                                              Number of         Percent of
Beneficial Owners:                                                             Shares             Total(2)
------------------                                                          -----------         -----------
WM Advisors                                                                  1,862,779             14.3%
1201 Third Avenue, Ste. 1400
Seattle, WA  98101

ICM Asset Management, Inc.                                                   1,324,850             10.2%
601 Main Avenue, Suite 917
Spokane, WA 99201

Dimensional Fund Advisors                                                    1,073,300             8.3%
1299 Ocean Ave., 11th Floor
Santa Monica, CA  90401

Becker Capital Management                                                      871,975             6.7%
1211 Southwest Fifth Avenue, Suite 2185
Portland, OR  97204

T. Rowe Price Associates, Inc.                                                 860,000             6.6%
100 E. Pratt Street
Baltimore, MD  21202-1008

DIRECTORS AND EXECUTIVE OFFICERS:

George E. McCown, Chairman of the Board of Directors                            80,000               *

Robert E. Mellor, President and Chief Executive Officer
and Director(3),(4)                                                            267,535             2.1%

Richard F. Blackwood, Executive Vice President
and Chief Operating Officer(3),(4)                                              68,229               *

Ellis C. Goebel, Senior Vice President, Finance
and Treasurer(3),(4)                                                            78,412               *

Paul S. Street, Senior Vice President, Chief Administrative
Officer, General Counsel and Corporate Secretary(3),(4)                         34,445

William E. Smith, Vice President,
President, SouthCentral Division -- BMC West(3),(4)                             41,277               *

Alec F. Beck, Director(4)                                                       18,119               *

H. James Brown, Director(4)                                                     22,750               *

Wilbur J. Fix, Director(4)                                                      31,250               *

Donald S. Hendrickson, Director, (3),(4),(5)                                    73,762               *

Guy O. Mabry, Director(4)                                                       23,250               *

Peter S. O'Neill, Director(4)                                                   28,250               *

Richard G. Reiten, Director                                                     2,600

All directors and executive officers as a group (13 persons):                  769,879             5.9%

----------
*    Represents holdings of less than 1%.

(1) This table is based upon information supplied by officers, directors, and principal shareholders and Schedules 13G, if any, filed with the Securities and Exchange Commission ("SEC"). Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power regarding the shares shown as beneficially owned by the shareholder.

(2) The percentage of stock ownership is based on 13,009,320 outstanding shares of BMHC's common stock, adjusted as required by the rules promulgated by the SEC.

(3) Includes shares purchased through BMHC's 401(k) Plan and held indirectly during 2001: Mr. Mellor, 365; Mr. Blackwood, 1,229; Mr. Goebel, 1,088; Mr. Hendrickson, 1,262; Mr. Smith, 277; and Mr. Street, 71.

(4) Includes the shares that certain BMHC directors and executive officers have the right to acquire within 60 days after the date of this table pursuant to outstanding options; Mr. Mellor, 209,670; Mr. Beck, 9,000; Mr. Blackwood, 47,000; Mr. Brown, 15,750; Mr. Fix, 15,750; Mr. Goebel, 44,894;
     Mr. Hendrickson, 2,250; Mr. Mabry, 15,750; Mr. O'Neill, 23,250; Mr. Smith, 41,000; and Mr. Street, 20,250; all directors and executive officers as a group, 444,564.

(5)  Mr. Hendrickson has disclaimed beneficial ownership of 39,000 shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         This table details certain summary information concerning compensation paid to or accrued by BMHC on behalf of BMHC's chief executive officer and certain of BMHC's other executive officers (determined as of the end of the last fiscal year) (the "Named Executive Officers") for the fiscal years ended December 31, 1999, December 31, 2000, and December 31, 2001.

                           SUMMARY COMPENSATION TABLE


                                                                                Long-Term
                                                                               Compensation
                                            Annual Compensation                 Awards(3)
                          -------------------------------------------------   --------------
                                                                     Other
                                                                     Annual      Securities
Name And                                                          Compensation   Underlying       All Other
Principal Position         Year       Salary($)     Bonus($)(1)      ($)(2)      Options(#)   Compensation($)(7)
-------------------       ------     -----------   -------------  ------------  ------------  ------------------

Robert E. Mellor           2001        500,000        387,729         44,175      75,000(4)         100,230
President and Chief
Executive Officer          2000        450,000        342,478           --       145,000(5)         118,292

                           1999        375,000        417,700           --        45,000(6)          63,967

Richard F. Blackwood       2001        325,000        303,169         56,202           0             64,348
Executive Vice
President and              2000        285,000        283,635        222,361      40,000(5)          67,932
Chief Operating Officer
                           1999        200,000        204,900           --        20,000(6)          33,794

Ellis C. Goebel            2001        225,000        156,583         18,790      14,000(4)          41,570
Senior Vice President,
Finance and Treasurer      2000        215,004        147,000        124,746      30,000(5)          50,825

                           1999        185,000        205,700           --        15,000(6)          30,794

William E. Smith,          2001        230,000        141,300           --        20,000(4)          38,363
Vice President and
President --               2000        215,004        196,488           --        46,000(5)          46,382
SouthCentral Division --
BMC West                   1999        180,000        185,820           --        16,000(6)          28,195

Paul S. Street,
Senior Vice President,
Chief Administrative       2001        225,000        157,217         22,795      14,000(4)          41,430
Officer, General
Counsel and Corporate      2000        204,996        140,163           --        25,000(5)          10,900
Secretary
                           1999        165,000        200,900           --        15,000(6)               0

----------
(1) Each year BMHC has adopted a bonus plan for its key management personnel, including executive officers. The Compensation Committee determines the final size of the bonus pool. Distribution of the officer bonus pool is based on each person's salary and each individual officer's performance against predetermined objectives.

     The President and Chief Executive Officer of BMHC participates in a bonus plan similar to the other executive officers. For 2001, Mr. Mellor earned a bonus of $387,729, and 25,000 of his performance stock options vested.

(2) Consists of proceeds received on the exercise of options equal to the difference between the exercise price and the market price on the exercise date. Certain incidental personal benefits that are furnished to BMHC's executive officers are not otherwise disclosed in this Proxy Statement. For fiscal year 2001, the incremental cost to BMHC to provide these incidental personal benefits did not exceed the lesser of $50,000 or 10% of the compensation reported in the Summary Compensation Table for any Named Executive Officer, or, with respect to all executive officers as a group, the lesser of $50,000 multiplied by the number of persons in such group or 10% of the compensation reported in the table for the group.

(3) BMHC has no stock appreciation rights (SARs). All awards consist of stock options and are detailed in the following footnotes.

(4) In 2001, BMHC granted stock options covering 204,500 shares under the 2000 Stock Incentive Plan. Options vest at a rate of 25% per year unless, pursuant to the terms of the 2000 Plan, the vesting schedule is accelerated by the Compensation Committee of the Board of Directors.

(5) In 2000, BMHC granted options covering 150,500 shares under the 1993 Plan. These options vest at a rate of 20% annually for a period of five years. BMHC also granted options covering 332,000 shares under the 2000 Stock Incentive Plan. These options vest at a rate of 25% annually for a period of four years with the exception of options covering 50,000 shares, that have cliff vesting after three years, and options covering 20,000 shares, that have cliff vesting after two years. The options with cliff vesting are contingent on continued service to the Company until the options vest.

(6) In 1999, BMHC granted 189,500 shares under the 1993 Plan. These options vest at a rate of 20% annually for a period of five years.

(7) Includes BMHC's matching payments under its savings and retirement plan (the "401(k) Plan"). The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and has a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. Under the 401(k) Plan's cash or deferred arrangement, eligible employees may elect to contribute on a tax-deferred basis from 1% to 15% of their total compensation, subject to statutory limitations. In 2001, BMHC matched 50% of the first 6% of an employee's contribution. Plan participants invest their individual accounts in selected investment alternatives made available under the 401(k) Plan. BMHC's matching contributions during the last fiscal year to its Named Executive Officers were as follows: Robert E. Mellor, $4,750; Richard F. Blackwood, $4,750; Ellis C. Goebel, $4,750, William E. Smith, $4,750; and Paul S. Street, $4,750.

     BMHC adopted a supplemental executive retirement plan ("SERP") to supplement the 401(k) Plan. The goal of the SERP is to provide an overall plan enabling employees to retire at age 65 with 30 years of service at an income level of at least 60% of pre-retirement pay. The retirement value target takes into consideration Social Security and 401(k)/deferred compensation Plan benefits. In 1999, BMHC agreed to fund the SERP for executive officers with funds between 13.1%-14.0% of each executive officer's current base salary (these contributions are included in the table). Contributions are based on a percentage of BMHC's earnings after taxes, up to an amount not to exceed 20% of base salaries. BMHC has complied with Internal Revenue Code ss. 3121(v) which requires that social security taxes be withheld from any employer contributions made to a supplemental executive retirement plan. Other compensation includes the 401(k) matching deferred compensation contributions listed above with the balance consisting of contributions made to each individual's supplemental retirement plan. BMHC's contributions during the last fiscal year to offset the current tax impact of the retirement plan contribution to its Named Executive Officers were as follows: Robert E. Mellor, $2,059; Richard F. Blackwood, $1,275; Ellis C. Goebel, $828, William E. Smith, $850; and Paul
     S. Street, $828.

     Contributions made with respect to participants who are not considered highly compensated individuals under IRS regulations are used to acquire shares of BMHC's common stock. These contributions are allocated based upon individual base salary in excess of $20,000 and are added to the participants' 401(k) Plan accounts. Highly compensated individuals participate in a non-qualified plan in which they receive a number of units determined by dividing the allocated contribution by the average year-end closing price or minimum average of BMHC's common stock for the prior five years. The value of a participant's account at any time is equal to the number of units multiplied by the five-year average stock price as of the immediately preceding fiscal year-end with a minimum gain of 6% annually since the plan's inception. BMHC funds distributions by purchasing cash value life insurance on participants, which is owned by BMHC. BMHC maintains a qualifying trust, which is subject to claims of creditors, in order to otherwise assure payment of benefits to participants.

     The Company provides a non-qualified deferred compensation plan under which certain highly paid executives can defer income. The Company matches their deferral equal to 50% of savings to a maximum of 6% of compensation saved, including amounts saved under the Company's 401k plan. BMHC's matching contributions during the last fiscal year to its Named Executive Officers were as follows: Robert E. Mellor, $19,867; Richard F. Blackwood, $12,751; Ellis C. Goebel, $6,410, William E. Smith, $2,382; and Paul S. Street, $6,270.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

     In 2001, BMHC granted 204,500 shares from the 2000 Stock Incentive Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants

                                                % of Total
                                Number of        Options
                               Securities       Granted to
                               Underlying        Employees       Exercise
                                 Options         in Fiscal         Price         Expiration        Grant Date
        Name                 Granted (#)(1)       Year(2)        ($/Sh)(3)          Date        Present Value ($)(4)
---------------------       ----------------    -----------     -----------     ------------    --------------------

Robert E. Mellor                 75,000            36.7%          $9.688          03/05/11          $488,040

Richard F. Blackwood                  0               0%              --                --                --

Ellis C. Goebel                  14,000             6.8%          $9.688          03/05/11           $91,101

William E. Smith                 20,000             9.8%          $9.688          03/05/11          $130,144

Paul S. Street                   14,000             6.8%          $9.688          03/05/11           $91,101

See footnotes on following page.

----------
(1) Options vest at a rate of 25% per year, unless the vesting schedule is accelerated by the Compensation and Nominating Committee of the Board of Directors, according to the terms of the 2000 Incentive Plan. In the event of a change of control all outstanding options become exercisable immediately. Options expire 90 days after an optionee's employment with BMHC is terminated for any reason, unless the termination results from optionee's death, permanent disability, or retirement. In the case of an optionee's death or disability, a vested option does not expire until one year after optionee's death or disability. However, if an optionee retires, a vested option does not expire until three years after optionee's retirement. Options expire 10 years from the grant date. As of December 31, 2001, 25% of the options granted to executive officers and key employees in the last fiscal year were vested and fully exercisable.

(2) During the 2001 fiscal year, 12 of BMHC's 5,941 employees were granted options under the 2000 Stock Incentive Plan. During the 2000 fiscal year, all shares granted under the 2000 Incentive Stock Plan were to executive officers and key employees.

(3) Represents the closing market price of BMHC's common stock on the grant date.

(4) BMHC uses the Black-Scholes model of option valuation to determine grant date present value. BMHC does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value that an executive officer realizes depends on the market value of BMHC's stock at a future date and may be more or less than the amount calculated. Estimated values under the Black-Scholes model are based on (a) an expected life of approximately nine years; (b) an interest rate that represents the interest rate on a similar maturity coupon U.S. Treasury Bond; (c) volatility calculated using daily stock prices for nine years prior to the grant date; and (d) a zero future dividend yield.

AGGREGATED STOCK OPTIONS

     The table below provides information concerning aggregated unexercised stock options held as of the 2001 fiscal year-end and stock options exercised during the 2001 fiscal year by the Named Executive Officers.


    AGGREGATED OPTIONS/EXERCISES IN LAST FISCAL YEAR AND FY END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                       UNDERLYING                VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                         SHARES                    DECEMBER 31, 2001(1)            DECEMBER 31, 2001(1, 2)
                        ACQUIRED      VALUE      -------------------------    ----------------------------
       NAME            ON EXERCISE   REALIZED    EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
---------------------  -----------  ----------   -----------  -------------   -----------    -------------
Robert E. Mellor         7,500        $44,175      184,670       204,230         $81,563        $327,188

Richard F. Blackwood     5,100        $56,202       47,000       41,372          $14,000         $94,920

Ellis C. Goebel          3,555        $18,790       44,894       34,232          $23,050         $31,934

William E. Smith            --            --        41,000       46,000          $33,975         $46,395

Paul S. Street           3,750        $22,795       20,250       30,000          $15,308         $28,184

----------

(1) The table includes options granted under BMHC's stock option plans as of December 31, 2001, and options granted outside BMHC's stock option plans. The options are valued at the closing market price of the stock on December 31, 2001.

(2) The values in these columns are the aggregate amount by which the market price per share of $10.85 on December 31, 2001, exceeded the respective exercise prices of each of the options.

COMPENSATION OF DIRECTORS

     In 2001, BMHC paid its non-employee directors a quarterly fee of $6,250 and granted each director 2,600 shares from under the Second Amended and Restated Non-Employee Director Stock Plan for their services on the Board of Directors. All of the directors are reimbursed for their expenses in attending board of directors and committee meetings. The Company provides a non-qualified deferred compensation plan under which directors can elect to defer their quarterly fee and the annual share grant.

     In 2001, George E. McCown received a fee of $150,000 for his service as Chairman of the Board of Directors. Mr. McCown does not receive quarterly or meeting fees or stock options from BMHC's Non-Employee Director Stock Plan.

     To promote civic involvement by its directors, the Company contributes to director selected charitable organizations each year. The amount of the contribution is dependent upon Company profitability and was $5,000 per director in the year 2001.

     Effective with the 2002 year the directors will no longer be covered by the Company's non-qualified supplemental retirement plan and their existing benefit will be transferred to a deferred account with the present value of an equivalent form of cash or stock compensation. Future compensation for directors will be limited to a quarterly cash retainer and annual stock grant.

SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

     Each of the Named Executive Officers and certain other officers have entered into Severance Agreements with BMHC or BMC West and its subsidiaries (the "Severance Agreement"). Under the terms of the Severance Agreement, a participating executive will be entitled to receive benefits if the executive's employment is terminated by BMHC without cause or by the executive for good reason within three years following a change in control of BMHC.

     The benefits payable to the Named Executive Officers under the Severance Agreement consist of a lump sum cash payment equal to 2.99 times the sum of (i) the executive's compensation (measured by the higher of the amount in effect at the time of termination or Change in Control), plus (ii) the highest cash bonus and profit sharing plan contribution during the three years prior to the Change in Control. In addition, under BMHC's stock option plans, the options vest upon a Change in Control.

     The Severance Agreement also includes all district managers, location managers, and all other key employees whose total annual compensation exceeds $60,000. This group of district managers, location managers and eligible employees are eligible to receive one year's cash compensation if their employment is affected upon a Change in Control.

     A "Change in Control" includes: (i) a merger or consolidation of BMHC in which BMHC is not the continuing entity or the holders of BMHC's voting stock immediately prior to the transaction have less than the same proportionate interest in the continuing entity after the transaction; (ii) a sale or exchange of all or substantially all of the assets of BMHC; (iii) approval of a plan of liquidation or dissolution; (iv) a change, over a two-year period or less, in a majority of the Board of Directors that has not been approved by two-thirds of the directors in office at the beginning of the period; and (v) the acquisition by certain persons of 50% or more of BMHC's outstanding stock. A Change in Control does not include a transaction initiated by the Board of Directors and approved by a majority of independent directors (as defined in the Severance Agreement).

     The term "Cause" is defined as the commission of certain felonies, willful dereliction of duties, malicious conduct, and habitual neglect of duties. An executive's termination is for "Good Reason" if any of the following occurs within six months of such termination: (i) material change in the executive's duties or position; (ii) a material decrease in compensation or benefits; (iii) certain relocations; and (iv) breach of the Severance Agreement.

     The Severance Agreement has an initial term of 2 years and thereafter is automatically renewed for a similar period, subject to cancellation or amendment by BMHC on or before a subsequent renewal date. Under the Severance Agreement, if any payments to the employee are subject to taxes, the Company will pay any additional taxes related thereto. Specifically, to the extent that any payments (or any portion thereof) to the employee result in a tax obligation for the employee (including excise taxes imposed on any so-called "parachute payments" as that term is defined in the Internal Revenue Code), the Company has agreed to pay an additional lump-sum cash payment (the "Gross-Up Payment") to the employee in an amount such that, after the payment of all federal and state taxes on the Gross-Up Payment, the employee will have sufficient funds to pay the tax obligations arising from the original payment received by the employee.

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     BMHC's Compensation and Nominating Committee consists of Peter S. O'Neill, Guy O. Mabry and Richard G. Reiten. None of BMHC's executive officers serves as a director of another corporation in a case where an executive officer of such other corporation serves as a director of BMHC.

     COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Nominating Committee of the Board of Directors (the "Committee"), which consists of three non-employee Directors, administers BMHC's executive compensation program. The Committee's overall objectives in administering the compensation program are to:

o    align the Company's compensation strategy with its business objectives,

o    support a culture of strong financial performance, and

o    attract, retain and motivate highly talented executives.

     The Committee reviews annually the competitive market practices among companies in the homebuilding and building materials industries as well as comparably sized companies in general industry. The Committee uses independent compensation consultants and published surveys to compare BMHC's compensation program and performance against industry peers when making its decisions about executive compensation. In November 2001, the Committee received and considered a report from its outside consultant which evaluated BMHC's executive compensation practices for the prior year. The consultant indicated that BMHC's executive base salaries were slightly below the median of the market, annual cash compensation was slightly above the median of the market based on strong operating income compared to its peers, and long-term incentives fell below the market median for most executives.

     COMPENSATION POLICIES FOR EXECUTIVE OFFICERS. Compensation policies for executive officers follow the compensation policies for all employees generally. The policies emphasize the principle that compensation should be competitive with the appropriate market as well as commensurate with employee and BMHC performance.

     The specific BMHC compensation programs for executive officers are structured to provide competitive compensation levels that integrate compensation with BMHC's annual and long-term performance goals, reward above-average corporate performance and recognize individual initiative and achievements. The programs also provide a mechanism for executive officers to save for their retirement. Targets for total compensation are set at levels the Committee believes are consistent with others in BMHC's industry and comparably sized companies in similar industries. Actual compensation in any particular year may be above or below BMHC's competitors or comparable sized companies in similar industries, depending upon BMHC's performance.

     RELATIONSHIP OF PERFORMANCE UNDER COMPENSATION PLANS. Compensation paid to the executive officers in 2001, as reflected in the summary compensation table on page 10, consisted of the following elements: base salary, performance bonus, long term incentive plan, stock options and retirement plans.

     Based on the performance of the Company in 2001 and a competitive review of salaries compared to positions of similar responsibility in related industries, the Committee made adjustments in executive base salaries, generally averaging 7.8%. Any additional compensation paid to executive officers in the form of performance bonuses is based on BMHC's earnings, thereby aligning executive officers' interests with BMHC's profitability and the interests of shareholders.

     BMHC's annual bonuses to its executive officers with general administrative responsibilities are based on BMHC's earnings per share (EPS) and return on equity (ROE). The bonus of each division president is based on the division's earnings, return on net working capital and overall earnings per share of BMHC. The Committee sets performance targets in these areas with minimum performance requirements before any performance bonus can be earned, combined with increasing bonus opportunities in direct correlation to the division's and BMHC's financial performance. A portion of an executive officer's bonus is determined by performance against specific individual objectives established at the beginning of each year.

     BMHC's 2000 Stock Incentive Plan is designed to focus on BMHC's long-term operating performance and stock price growth. In 2001, the Committee approved grants of BMHC's common stock to its executive officers. All options expire 10 years from the grant date.

     The Company added a Long-term Incentive Plan ("LTIP") in 2001 which is intended to reinforce economic profit and balance between growth and efficiency and to motivate executive officers to achieve goals while also retaining high caliber executives. The LTIP rewards increased operating cash flow and the efficient use of capital with annual unvested 3-year grants that are paid out at the end of the cycle provided all predefined targets are met. Awards will be paid in cash, unless deferred, and are determined by multiplying the earned payout value by the individual executive officer's target incentive opportunity times the base annual salary in effect at the start of the plan cycle.

     The executive officers also participate in other employee benefit programs, including health insurance, group life insurance, a 401(k) Plan, a supplemental executive retirement plan and a non-qualified deferred compensation plan. In 2001, BMHC funded the SERP for executive officers based on Company profitability in 2001, with funds in the range of 13.1%-14.0% of each executive officer's 2001 base salary. The executive officers participate in a plan in which they receive a number of units determined by dividing the allocated contribution by the average year-end closing price of BMHC's common stock for the prior five years. The value of each executive officer's account at any time is equal to the number of units multiplied by the five-year average stock price as of the immediately preceding year-end with a minimum gain of 6% annually since the plan's inception.

     CHIEF EXECUTIVE OFFICER'S 2001 COMPENSATION. The Committee's general approach to the President and Chief Executive Officer's ("CEO's") annual compensation is to establish a competitive annual base salary and to provide for additional compensation based on BMHC's actual financial performance during the year. This approach coincides with BMHC's general philosophy of providing compensation commensurate with the CEO's and BMHC's performance. As a result, the CEO's compensation may fluctuate from year to year based on the Company's performance.

     The Compensation Committee believes that this approach to the CEO's bonus ties a substantial part of the CEO's annual compensation to BMHC's annual performance results, and thus aligns the CEO's compensation with shareholders' interests. The CEO participates in a bonus plan similar to the bonus plan for other executive officers. Based on the Company's achievement of its 2001 financial goals, as established at the beginning of the year, Mr. Mellor was awarded a performance bonus of $387,729.

     The Compensation Committee's approach to the CEO's long-term compensation is to provide for retirement planning through BMHC's 401(k) and deferred compensation Plans, the SERP and LTIP and through the long term incentive plan and stock option awards to emphasize BMHC's long-term performance and stock price. Mr. Mellor was granted an option in 2001 to acquire 75,000 shares of common stock at the fair market value on the grant date. The options expire 10 years from the grant date.

     POLICY ON DEDUCTIBILITY OF COMPENSATION. The federal income tax laws limit the deductibility of certain compensation paid to the Chief Executive Officer and the four other most highly compensated executives (the "covered employees") in excess of $1 million per covered employee. The Committee's general policy is, where feasible, to structure compensation paid to the covered employees so as to maximize the deductibility of such compensation for federal income tax purposes. There may be circumstances, however, where portions of such compensation will not be deductible. In 2001, as in prior years, covered employee compensation was deductible.

     Under the federal income tax law, certain compensation, including "performance-based compensation" is excluded from the $1 million deductibility limit. The Company's 2000 Stock Incentive Plan, which was approved at the Company's 2000 Annual Meeting of Shareholders, allows the Committee to make certain incentive compensation awards to covered employees that qualify as "performance-based compensation". The Committee intends to use such awards, where feasible, to carry out its general policy of providing a competitive compensation package to the covered employees so as to maximize the deductibility of such compensation for federal income tax purposes.


                                       COMPENSATION AND NOMINATING COMMITTEE
                                       Peter S. O'Neill, Chairman
                                       Guy O. Mabry
                                       Richard G. Reiten

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviews BMHC's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. BMHC's independent auditors are responsible for expressing an opinion on the conformity of BMHC's audited financial statements to accounting principles generally accepted in the United States of America.

     The Audit Committee has reviewed and discussed with management and the independent auditors BMHC's audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from BMHC and its management. The Audit Committee has considered whether the independent auditors provision of other non-audit services to the Company is compatible with the auditor's independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved the filing with the Securities and Exchange Commission of the audited financial statements incorporated by reference in BMHC's Annual Report on SEC Form 10-K for the year ended December 31, 2001.


                                       AUDIT COMMITTEE
                                       Wilbur J. Fix, Chairman
                                       Alec F. Beck
                                       H. James Brown
                                       Donald S. Hendrickson

                        FEES PAID TO INDEPENDENT AUDITORS

Audit Fees (1)                                                           $475,242

Financial Information Systems Design and Implementation Fees (2)               $0

All Other Fees
     Audit related (3)
     Tax compliance and other tax services                                $61,500
     Other (4)                                                            233,600
                                                                          192,674
                                                                         --------
Total Fees                                                               $963,016
                                                                         ========

----------
(1) Aggregate fees and expenses for professional services rendered by PricewaterhouseCoopers LLP ("PwC") in connection with its audit of the Company's consolidated financial statements as of and for the year ended December 31, 2001 and its limited reviews of the Company's unaudited condensed consolidated interim financial statements. Of this amount $312,837 was billed through December 31, 2001.

(2)  PwC rendered no such services in 2001.

(3) Audit related fees include fees for issuance by PwC of consents and PwC's audits of the Company's employee benefit plans.

(4) Other includes fees related to acquisition due diligence services and valuation services performed by PwC to determine the fair value of the assets and liabilities acquired related to the Company's allocatation of the purchase price to the assets and liabilities acquired as required by generally accepted accounting principles.

                                PERFORMANCE GRAPH

                     COMPARES 5-YEAR CUMULATIVE TOTAL RETURN
                     AMONG BUILDING MATERIALS HOLDING CORP.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

     The graph below compares BMHC's cumulative total return with the Nasdaq Market Index and a Peer Group Index from January 1, 1996, through December 31, 2001. Total return is based on an investment of $100 on January 1, 1996, and reinvestment of dividends through December 31, 2001. The Peer Group Indexes include publicly held building material distributors and similarly sized distributors of other products to the construction industry.(1)

                    ASSUMES $100 INVESTED ON JANUARY 1, 1996
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 2001

       [The data below represents the graphic chart in the printed report]

                                       1996         1997        1998        1999         2000        2001
                                      ------       -----       -----       ------       ------      ------
BMHC                                  100.00        85.71       98.98       83.67        69.39       88.57
PEER GROUP INDEX                      100.00       101.49      107.11      111.13        95.83      136.67
NASDAQ MARKET INDEX                   100.00       122.32      172.52      304.29       191.25      152.46

----------
(1) The 2001 Peer Group Index is composed of the following issuers: Wickes, Inc. and Wolohan Lumber Co.

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

     Section 16(a) of the Securities Exchange Act of 1934 requires BMHC's executive officers, directors, and persons owning more than 10% of a registered class of BMHC's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Executive officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish BMHC with copies of all Section 16(a) forms they file. Based solely on its review of such forms and written representations from certain reporting persons that they have complied with the relevant filing requirements, BMHC believes that all filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with as of December 31, 2001. McCown DeLeeuw & Co. IV LP, of which George McCown is a general partner through the general partner entity, MDC Management Co, LLC, owns in excess of 10% of USBuild.Com Corporation. In 2001, the Company invested $125,000 in USBuild.Com Corporation with a commitment to invest an additional $125,000 if certain conditions are met.

INDEMNIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

     BMHC's Bylaws provide that BMHC will indemnify its directors and executive officers and may indemnify its other officers, employees, and other agents to the fullest extent not permitted by law. BMHC believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and requires BMHC to advance litigation expenses in the case of shareholder derivative actions or other actions against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. BMHC is also empowered under its Bylaws to enter into indemnification contracts with its directors and executive officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In accordance with this provision, BMHC has entered into indemnity agreements with each of its directors and executive officers. BMHC also has in effect directors and executive officers liability insurance coverage.

     BMHC's Certificate of Incorporation provides that, under Delaware law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to BMHC and its shareholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to BMHC, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Currently, there is no pending litigation or proceeding involving a director, executive officer, employee, or other BMHC agent where indemnification is sought. BMHC is not aware of any threatened litigation that may result in indemnification claims by any director, executive officer, employee, or other agent.

     Any future transactions between BMHC and its executive officers, directors, and affiliates will be on terms no less favorable to BMHC than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of BMHC's disinterested directors.

                              SHAREHOLDER PROPOSALS

     Under Section 5(b) of BMHC's Bylaws, proposals by BMHC shareholders must be given in writing to BMHC's Secretary in a timely manner. A timely manner is defined as being delivered to or mailed to and received at BMHC's principal executive office not less than 120 days prior to the date BMHC's proxy statement is released to shareholders in connection with the previous year's annual meeting of shareholders. No timely proposals were received.

                       SHAREHOLDER NOMINATION OF DIRECTORS

     Under Section 5(c) of BMHC's Bylaws, nominations for election to the Board of Directors by BMHC's shareholders must be received not less than 120 days prior to the date BMHC's proxy statement is released to shareholders in connection with the previous year's annual meeting of shareholders. The nomination must contain the information required by BMHC's Bylaws. No timely nominations were received.

                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly presented, persons named as proxies will vote in accordance with their best judgment on such matters.

                                       By Order of the Board of Directors

                                       Paul S. Street
                                       Senior Vice President,
                                       Chief Administrative Officer
                                       General Counsel and Corporate Secretary

April 1, 2002

     In an effort to reduce costs, BMHC will deliver a single proxy statement with respect to two or more security holders sharing the same address. A copy of BMHC's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001, is available without charge upon written request to Shareholder Services, Building Materials Holding Corporation, Four Embarcadero Center, Suite 3250, San Francisco, CA 94111, 415/627-9100, or through our Internet home page at www.BMHC.com. Our financial statements are also on file with the SEC. You can obtain copies of these statements through the Securities and Exchange Commission's web site at www.sec.gov.